Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-206301

333-206301-01

September 19, 2017

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

$750,000,000 4.000% Senior Notes Due 2027

$1,500,000,000 5.400% Senior Notes Due 2047

Issuer:	Sunoco Logistics Partners Operations L.P.

Guarantor:	Energy Transfer Partners, L.P.

Ratings (Moody’s / S&P / Fitch)*:	Baa3/BBB-/BBB-

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	September 19, 2017

Settlement Date:	September 21, 2017 (T+2)

Net Proceeds (before offering expenses):	$2,223,210,000

	4.000% Notes due 2027	5.400% Notes due 2047

Principal Amount:	$750,000,000	$1,500,000,000

Maturity Date:	October 1, 2027	October 1, 2047

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2018	April 1 and October 1, beginning April 1, 2018

Benchmark Treasury:	2.250% due August 15, 2027	3.000% due May 15, 2047

Benchmark Treasury Price / Yield:	100-01 / 2.246%	103-23+ / 2.813%

Spread to Benchmark:	+185 bps	+260 bps

Yield to Maturity:	4.096%	5.413%

Coupon:	4.000%	5.400%

Public Offering Price:	99.216% of the Principal Amount	99.806% of the Principal Amount

Make Whole Call:	T+30 bps	T+40 bps

Call at Par:	On or after July 1, 2027	On or after April 1, 2047

CUSIP / ISIN:	86765B AU3 / US86765BAU35	86765B AV1 / US86765BAV18

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	CIBC World Markets Corp. Fifth Third Securities, Inc. Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Energy Transfer Partners, L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Energy Transfer Partners, L.P.) and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, PNC Capital Markets LLC toll-free at 1-855-881-0697, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.